Exhibit 99.1

News Release
Contact: Michael Stivala
Chief Financial Officer
P.O. Box 206, Whippany, NJ 07981-0206
Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares
Increase in Annualized Distribution Rate
to $3.38 per Common Unit

Whippany, New Jersey, July 26, 2010 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared the 26th increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.84 to $0.845 per Common Unit for the three months ended June 26, 2010. This represents the Partnership’s 17th consecutive increase in the quarterly distribution rate, which equates to an annualized rate of $3.38 per Common Unit, an increase of $0.02 per Common Unit from the previous distribution rate, and a growth rate of 2.4% compared to the third quarter of fiscal 2009. The distribution at this increased rate is payable on August 10, 2010 to Common Unitholders of record as of August 3, 2010.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 850,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

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